UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CommonWealth REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 28, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth Responds to ISS Recommendation

CWH Urges Shareholders to Sign, Date and Return

the White Consent Revocation Card Today

Newton, MA (February 28, 2014): CommonWealth REIT (NYSE: CWH) today issued the following statement in response to the report by Institutional Shareholder Services (“ISS”):

“We strongly believe that ISS reached the wrong conclusion in failing to recommend that CWH shareholders reject Related/Corvex’s consent solicitation. We urge shareholders to stop Related/Corvex in their hostile takeover of CWH without paying shareholders for it by voting the WHITE consent revocation card today.

Related/Corvex are attempting to seize control of CWH without paying shareholders anything for that control. Related/Corvex are seeking to sell CWH’s best performing, stabilized assets and increase leverage, which would place CWH’s dividend and investment grade debt ratings at risk. If Related/Corvex are successful in removing the entire CWH Board, their doing so would leave CWH’s business in an indefinite state for an extended period of time until all shareholders have an opportunity to nominate new Trustees and a Special Meeting of shareholders can be convened. The removal of the entire board of a public company by written consent without the simultaneous election of a replacement Board is unprecedented in the history of U.S. public companies.

The CWH Board and management have been executing a sound business plan focused on repositioning CWH’s portfolio into high quality Central Business District (CBD) office properties, and this plan is delivering value for all CWH shareholders as evidenced by the recently announced fourth quarter results. The Board and management are committed to improved corporate governance and in recent months have implemented significant changes in response to shareholder feedback. The Board significantly enhanced CWH’s corporate governance through increased Board independence, simplified pathways for shareholder action, termination of the Company’s shareholder rights plan and changing the management agreement with RMR to more clearly align RMR’s financial incentives with shareholder returns.

We urge CWH shareholders – no matter how many or how few shares they own – to protect their investment by voting the WHITE consent revocation card. Please do not return or otherwise vote any gold proxy card sent to you by Related/Corvex, as we believe their relentless pursuit to remove the entire CWH Board by written consent and take control of the Company would destroy shareholder value.”

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND

EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

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